Exhibit 99.3

THE SHAW GROUP INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On October 16, 2006, we acquired a) a 20% equity interest in Westinghouse Group, b) a commercial relationship agreement, c) an agreement to put our newly-acquired 20% equity interest in Westinghouse Group to Toshiba Corporation, which agreement includes d) an embedded foreign currency exchange derivative. We issued bonds on October 13, 2006, to provide financing for the acquisition of the Westinghouse Group equity interest. See the footnotes to these pro forma financial statements for a more detailed discussion of the transaction and accounting applied for this transaction.

The following pro forma condensed consolidated financial statements presented below have been prepared based on certain pro forma adjustments to the historical consolidated financial statements of The Shaw Group Inc. for the acquisition of the Westinghouse Group equity and bonds issued mentioned above. The results shown in the statements are presented for illustrative purposes only and are not necessarily indicative of the actual results that might have occurred if the acquisition had been completed on September 1, 2005, or financial position as of August 31, 2006 if the acquisition was completed on such date. Also, they are not necessarily indicative of results that might be achieved in the future.

In the opinion of management, these statements include all adjustments necessary for a fair presentation of the unaudited pro forma condensed consolidated financial statements.

Westinghouse Group maintains its accounting records for reporting to its majority owner, Toshiba Corporation, on a calendar quarter basis. As a result, we recorded our 20% interest of the equity earnings (loss) reported to us by Westinghouse Group based upon Westinghouse Group’s trailing-twelve month period ended September 30, 2006.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes of The Shaw Group Inc. contained in its Annual Report on Form 10-K for the fiscal year ended August 31, 2006, and in conjunction with the Westinghouse Group audited combined financial statements for the years ended March 31, 2006 and 2005 and the unaudited combined financial statements as of September 30, 2006 and for the six months ended September 30, 2006 and 2005.

THE SHAW GROUP INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of August 31, 2006

(In thousands)

	Shaw	Pro Forma Adjustments		Consolidated Pro Forma
Assets
Current assets	$1,678,660	$(41,519)	(a)	$1,637,141
Investment in and advances to unconsolidated entities, joint ventures and limited partnerships	52,048	—		52,048
Investment in Westinghouse	—	624,711	(b)	624,711
Property and equipment, net	175,431	—		175,431
Embedded foreign currency forward contract	—	116,900	(d)	116,900
Put option agreement on Westinghouse investment	—	272,800	(c)	272,800
Commercial relationship agreement	—	76,961	(e)	76,961
Deferred financing costs on JPY-denominated bonds	—	11,034	(f)	11,034
Other assets	622,995	—		622,995

Total Assets	$2,529,134	$1,060,887		$3,590,021

Liabilities & Shareholders’ Equity
Current liabilities	$1,040,659	$11,422	(g)	$1,052,081
Long-term revolving line of credit	145,517	—		145,517
Long-term debt secured by investment in Westinghouse, net	—	1,049,465	(h)	1,049,465
Long-term debt and capital leases	28,017	—		28,017
Other non-current liabilities	58,326	—		58,326
Minority interest	13,408	—		13,408
Shareholders’ Equity	1,243,207	—		1,243,207

Total Liabilities & Shareholders’ Equity	$2,529,134	$1,060,887		$3,590,021

See notes to unaudited pro forma condensed consolidated financial statements.

THE SHAW GROUP INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year ended August 31, 2006

(In thousands, except per share amounts)

	Shaw	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$4,775,615	$—		$4,775,615
Cost of revenues	4,446,143	—		4,446,143

Gross profit	329,472	—		329,472
General and administrative expenses	226,244	—		226,244

Operating income	103,228	—		103,228
Interest expense	(19,059)	—		(19,059)
Interest income	5,877	—		5,877
Foreign currency transaction gains (losses), net	(961)	—		(961)
Interest, accretion, and amortization related to JPY-denominated bonds		(25,879)	(i)
		(4,915)	(j)
		(1,720)	(k)	(32,514)
Amortization expense on put option related to Westinghouse	—	(45,467)	(l)	(45,467)
Amortization expense on commercial relationship agreement	—	(12,827)	(m)	(12,827)
Other income (expense), net	(1,380)	—		(1,380)

Income (loss) before income taxes, minority interest, and earnings (losses) from unconsolidated entities	87,705	(90,808)		(3,103)
Provision (benefit) for income taxes	20,540	(12,811)	(n)	7,729

Income (loss) before minority interest and earnings (losses) from unconsolidated entities	67,165	(77,997)		(10,832)
Minority interest	(15,680)	—		(15,680)
Earnings (losses) from unconsolidated entities, net of taxes	1,513	200	(o)	1,713

Income (loss) from continuing operations	$52,998	$(77,797)		$(24,799)

Income (loss) from continuing operations per common share:
Basic	$0.67			$(0.31)
Diluted	$0.66			$(0.31)
Weighted average shares outstanding:
Basic	78,791			78,791
Diluted:
Stock options	1,168			—
LYONs Convertible Debt	10			—
Restricted stock	320			—

Total	80,289			78,791

See notes to unaudited pro forma condensed consolidated financial statements.

THE SHAW GROUP INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Pro Forma Presentation

The following unaudited pro forma condensed consolidated balance sheet of The Shaw Group Inc. (“Shaw”) as of August 31, 2006 and unaudited pro forma condensed consolidated statement of operations of Shaw for the year ended August 31, 2006, give effect to the acquisition of our 20% interest in Westinghouse Group (“Westinghouse”). The statements reflect the acquisition accounted for as an equity method investment. The pro forma condensed consolidated balance sheet gives effect to the acquisition as if it occurred on August 31, 2006; the pro forma consolidated statement of operations gives effect to the acquisition as if it occurred on September 1, 2005.

The Shaw information as of August 31, 2006 and for the year ended August 31, 2006 is derived from the consolidated financial statements contained in Shaw's Annual Report on Form 10-K for the fiscal year ended August 31, 2006. The information for Westinghouse as of, and for the trailing twelve-month period ended September 30, 2006 was derived from Westinghouse's audited combined balance sheets as at March 31, 2005 and 2006 and the related combined profit and loss accounts, statements of total recognized gains and losses and cash flow statements for the years ended March 31, 2005 and 2006; and its unaudited combined balance sheet at September 30, 2006, and the related combined profit and loss accounts, statements of total recognized gains and losses, and cash flow statements for the six month periods ended September 30, 2005 and 2006 on a U.S. GAAP basis.

2.	Acquisition of Westinghouse Investment and Related Agreements

Background

Investment in Westinghouse

On October 16, 2006, two newly-formed acquisition companies (the “Acquisition Companies”) owned and capitalized to a total of $5.4 billion provided 77% by Toshiba Corporation (“Toshiba”), 20% by Shaw (through its wholly-owned acquisition subsidiary Nuclear Energy Holdings LLC (“NEH”)) and 3% by Ishikawajima-Harima Heavy Industries Co., Ltd (“IHI”) acquired BNFL USA Group Inc. (also referred to as Westinghouse Electric Company LLC) and Westinghouse Electric UK Limited and their subsidiaries (collectively “Westinghouse”) from British Nuclear Fuels plc (“BNFL”). Shaw obtained financing for its equity investment through the Japanese-market private placement, on October 13, 2006, of approximately $1.08 billion face value of Japanese Yen (“JPY”) — denominated bonds (the “Westinghouse Bonds”).

Shaw also paid cash of approximately $50.5 million and a promissory note of $2.5 million for the remaining acquisition price and fees related to the acquisition. The total price paid, including deferred financing costs related to the Westinghouse Bonds, was $1.102 billion.

Put Option Agreement

In connection and concurrent with the acquisition by Shaw of its investment in Westinghouse, Shaw entered into a JPY-denominated Put Option Agreement (the “Put Option”) that provides to Shaw an option to sell all or part of its 20% equity interest in Westinghouse to Toshiba for 97% of the original JPY-equivalent purchase price, approximately 124.68 billion JPY (the equivalent of approximately $1.04 billion at October 16, 2006 exchange rates). The Put Option is exercisable by Shaw only during the period from March 31, 2010 through March 15, 2013, (covenants with the owners of the Westinghouse Bonds require us to exercise the Put Option at least 160 days prior to March 15, 2013, if, by such date, the Westinghouse Bonds have not been repaid or earlier in the event of certain Toshiba credit events). The Put Option provided financial support to NEH to issue the Westinghouse Bonds on a non-recourse basis to Shaw (except NEH) as the Westinghouse Bonds are collateralized exclusively by the security addressed below in the section “Westinghouse Bonds.” If, due to legal reasons or other regulatory constraints, Toshiba cannot take possession of the shares upon our exercise of the Put Option, Toshiba is required to provide security for the Westinghouse Bonds for a period of time and may delay the transfer of ownership and settlement of the Westinghouse Bonds by NEH. The Put Option can only be exercised once, and any proceeds received from the Put Option must be used to repay the Westinghouse Bonds. The Put Option is bifurcated as it contains an embedded foreign currency derivative instrument as discussed below.

Embedded Foreign Currency Derivative Instrument

Since the Put Option exercise price is denominated in JPY, the Put Option contains an embedded foreign currency derivative instrument (the “Embedded Derivative”). Shaw will receive a fixed amount of JPY (approximately 124.68 billion JPY if we choose to put 100% of our ownership in Westinghouse to Toshiba) upon the exercise of the Put Option. This embedded derivative is being accounted for as a bifurcated instrument and separately considered as an acquired component of the investment in Westinghouse and the related agreements.

Commercial Relationship Agreement

In connection with the investment in Westinghouse and related agreements, we executed a Commercial Relationship Agreement (the “CRA”) which provides us with certain exclusive opportunities to participate in projects where we would perform engineering, procurement and construction services on future Westinghouse advanced passive AP 1000 nuclear power plants, along with other commercial opportunities, such as the supply of piping for those units. The term of the CRA is six years and contains renewal provisions. Our opportunities to participate in projects sourced before exercise of the Put Option survives the termination of the CRA. If, upon our exercise of the Put Option, we put more than 5% of our equity interest in Westinghouse to Toshiba, the CRA is terminated.

Shareholder Agreement and Dividend Policy

On October 4, 2006, NEH entered into shareholder agreements with respect to the Acquisition Companies setting forth certain agreements regarding the capitalization, management, control and other matters relating to the Acquisition Companies. Under the shareholders agreements, the Acquisition Companies will distribute agreed percentages of the net income of Westinghouse to its shareholders as dividends, and the shares to be owned by NEH will be entitled to limited preferences with respect to dividends to the extent that targeted minimum dividends are not distributed (the “Dividend Policy”). The intent of the Dividend Policy is that we expect that approximately 80% of Westinghouse’s targeted earnings will be distributed as dividends for the six-year term of the Put Option. Our right to receive dividends for the first six years of our investment in Westinghouse survives the exercise or expiration of the Put Option.

Westinghouse Bonds

The Westinghouse Bonds were issued at a discount for net proceeds of $1.049 billion. The Westinghouse Bonds are non-recourse to Shaw and its subsidiaries, except NEH. The Westinghouse Bonds are secured by the assets of and 100% of our ownership in NEH, its shares in Westinghouse, the Put Option, a $36.8 million letter of credit (JPY-denominated) established by Shaw for the benefit of NEH related to principal on the Westinghouse Bonds (the Principal LC) and the letters of credit (JPY-denominated) for the benefit of NEH related to interest on the Westinghouse Bonds (the Interest LC). An Interest LC was issued in the amount of $115.9 million, which will automatically renew and remain outstanding until March 31, 2010. If at such time the option is not exercised, then we will have to renew it for the amount of interest remaining. The initial Interest LC is approximately $115.9 million in the aggregate to cover interest until the beginning of the Put Option period. Other than the Principal LC and the Interest LC delivered at the closing of the Westinghouse Bonds and an agreement to reimburse Toshiba for amounts related to possible changes in tax treatment, Shaw is not required to provide any additional letters of credit or cash to or for the benefit of NEH.

The Westinghouse Bonds were issued in two tranches, a floating-rate tranche and a fixed-rate tranche; and will mature on March 15, 2013. We entered into contracts to fix the JPY-denominated interest payments on the floating rate tranche. Shaw has entered into an interest rate swap agreement in the aggregate notional amount of 78 billion JPY. We designated the swap as a hedge against changes in cash flows attributable to changes in the benchmark interest rate. Under the agreement, we will make fixed interest payments at a rate of 2.398%, and we will receive a variable interest payment equal to the six-month JPY London Interbank Offered Rate, (“LIBOR”) plus a fixed margin of 0.7%.

Deferred financing costs associated with the Westinghouse Bonds of approximately $11.0 million and the original discount of $30.5 million are being amortized and accreted to interest expense over the term of the Westinghouse Bonds. We anticipate combined amortization and accretion of approximately $6.6 million (discount accretion amount at October 16, 2006 exchange rates) each year related to these agreements.

Summary of the Investment in Westinghouse and Related Agreements

The agreements described above reflect that we paid $1,091.4 billion for our investment in Westinghouse, and reflect that we paid no identifiable consideration to Toshiba for the Put Option or the Embedded Derivative and no separate, identifiable consideration to Westinghouse or Toshiba for the CRA.

We believe we would not have agreed to, nor been able to, complete the investment in Westinghouse without the Put Option, which provided the financial support for us to place the Westinghouse Bonds on a non-recourse basis, or the Dividend Policy, which allows us the opportunity to offset our interest payments on the Westinghouse Bonds with dividend income from the investment in Westinghouse. Additionally, we would not have entered into the agreements without the CRA. Further, it is unlikely that Shaw would have been able to place the Westinghouse Bonds without the Put Option as security.

Accounting for the Investment in Westinghouse and the Related Agreements

Shaw acquired the investment in Westinghouse, the Put Option, the Embedded Derivative and the CRA in a single transaction for an aggregate price. Therefore, the aggregate price has been allocated to the agreements based on the pro rata fair values as of the date of the transaction. Shaw obtained an independent valuation report providing valuations of the investment in Westinghouse, the Put Option, the Embedded Derivative and the CRA. The results of the valuations as of October 16, 2006, are as follows (in millions):

Investment in Westinghouse	$754.9
Put Option, excluding the Embedded Derivative	272.8
Embedded Derivative	116.9
CRA	93.0

Total Valued Assets	$1,237.6

Our total cost, including related acquisition costs, but excluding deferred financing costs of approximately $11 million related to the Westinghouse Bonds for the agreements was approximately $1,091.4 billion. Therefore, based on the values in the independent valuation report, we believe we received more value (as the sum of the individual items acquired) than the acquisition price paid. GAAP provides that the total acquisition price be allocated to the items acquired on a pro rata basis (excluding the Put Option and the Embedded Derivative, which are recorded as financial assets), resulting in the following allocated purchase price (in millions):

Investment in Westinghouse	$624.7
Put Option, excluding the Embedded Derivative	272.8
Embedded Derivative	116.9
CRA	77.0

Total Valued Assets	$1,091.4

Accounting for the Investment in Westinghouse

Our investment in Westinghouse requires use of the equity method of accounting and will be periodically assessed for impairment. We will recognize 20% of Westinghouse’s net income, less any income taxes we expect to incur. Dividends received from Westinghouse will reduce the balance of our investment in Westinghouse.

Accounting for the Put Option

We have reviewed certain accounting standards and theories to determine the potential and most appropriate alternatives to account for the Put Option. There is no specific accounting standard that is directly applicable to the Put Option, and several accounting models exist that could be supportable through analogies to other existing GAAP.

These financial statements have been prepared under a method which amortizes the allocated cost of the Put Option over its full six-year term. This method is acceptable under US GAAP. The Put Option can be exercised only for the period from 3.5 years to 6 years following its inception (as described above). We will recognize amortization using the straight-line method over the six-year term, resulting in amortization expense of approximately $45.5 million for each annual period. This accounting methodology reflects the assumption that we will not exercise the Put Option. We have not made a decision whether to exercise the Put Option, but we believe it is reasonably possible that the Put Option will be exercised. If we exercise the Put Option, such exercise may result in a gain representing the excess of the proceeds upon exercise of the Put Option (approximately 124.68 billion JPY, the equivalent of approximately $1.04 billion at October 16, 2006 exchange rates and $1.07 billion at November 30, 2006 exchange rates) over the remaining basis of the balance of our investment in Westinghouse and the related agreements at the time we exercise the Put Option.

Accounting for the Embedded Derivative

Shaw will receive JPY upon the exercise of the Put Option. Since the exercise price per share is a fixed amount of JPY, the Put Option contains an embedded derivative related to foreign currency exchange. We will recognize the foreign currency element of the Put Option as an embedded derivative instrument that is recorded at fair value based on the independent valuation report and recognize changes in the estimated fair value over the life of the Embedded Derivative as gains or losses in earnings. The total value of the Put Option, including the Embedded Derivative, is $389.7 million. The independent valuation report indicated that the incremental value of the Embedded Derivative was $116.9 million. We believe this incremental value of $116.9 million is the fair value of the Embedded Derivative and the remaining $272.8 million is the fair value of the Put Option. The Embedded Derivative is separated from the Put Option and marked-to-market with changes in the market value recorded in earnings.

Accounting for the CRA

We are accounting for the CRA as an intangible asset under GAAP. The CRA provides us with certain exclusive opportunities to participate in projects where we would perform engineering, procurement and construction services on future Westinghouse advanced passive AP 1000 nuclear power plants, along with other commercial opportunities, such as the supply of piping for those units, but does not ensure that we will realize the benefit of the expected backlog over a fifteen-year period for valuation purposes. The reporting periods which will reflect the benefits of the CRA are based upon the projected net cash flows resulting from the expected backlog generated for projects booked during the initial six-year term of the CRA. The total projected cash flows from the total expected backlog associated with the advanced passive AP 1000 nuclear reactor business booked in the initial six-year term are expected to be realized over a fifteen year period. The projected cash flows attributable solely to the CRA-generated backlog during the six-year term for valuation purposes are expected to be realized beginning in year four through the period ending in year fifteen. The CRA valuation of $77.0 million will be amortized using the straight-line method over a period of six years, resulting in amortization expense of approximately $12.8 million for each annual period, and will be periodically assessed for impairment.

The investment in Westinghouse is recorded at the allocated amount of $624.7 million and will be adjusted in future periods for our share of Westinghouse earnings and dividends paid. We expect, as a result of the

Dividend Policy, that the investment in Westinghouse amount recorded could remain stable over the life of the Put Option. If we exercise the Put Option, such exercise may result in a gain representing the excess of the proceeds upon exercise of the Put Option ($1.044 billion) over the combined remaining unamortized cost basis of the Put Option and the CRA and the investment in Westinghouse balance at the time we exercise the Put Option.

3.	Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial statements give effect to the following assumptions and adjustments:

(a)	To record cash paid at closing (in thousands):

Total Purchase Price owed to Toshiba	$1,080,000
Less: Proceeds from JPY-Denominated Bonds	(1,049,465)

Cash owed to Toshiba from Shaw Group	$30,535
Deferred financing costs associated with the issuance of the JPY-Denominated Bonds to fund the Westinghouse acquisition	10,984

$41,519

(b)	To record the US dollar value of our 20% equity-method investment in Westinghouse as of our fiscal year ended August 31, 2006.

(c)	To record a financial asset for the fair value of the Put Option (excluding the embedded derivative) to sell all or part of our 20% ownership interest in Westinghouse to Toshiba exercisable during the period from March 31, 2010 through October 6, 2012.

(d)	To record an asset for the embedded derivative to receive a fixed amount of JPY (approximately 124.68 billion JPY) upon the exercise of the Put Option.

(e)	To record an asset for the CRA which provides us with certain opportunities to perform engineering, procurement and construction services on future Westinghouse advanced passive AP 1000 nuclear power plants.

(f)	To record an asset of the approximately $11.0 million in deferred financing fees associated with the issuance of the JPY-Denominated Bonds to fund our 20% equity investment in Westinghouse.

(g)	To accrue approximately $11.5 million in additional liabilities for professional service fees in connection with the Westinghouse transaction (in thousands):

Consulting & finder’s fee	$6,500
Legal fees	4,872
Additional deferred financing costs	50

$11,422

(h)	To record the U.S. $ equivalent of Westinghouse JPY-Denominated Bonds as of August 31, 2006, using the October 13, 2006, JPY spot rate net of bond discount, as follows (in thousands):

Westinghouse JPY-Denominated Bonds, face value 50.98 billion JPY due March 15, 2013; interest only payments; coupon rate of 2.20%;	$426,875
Westinghouse JPY-Denominated Bonds, face value 78 billion JPY due March 15, 2013; interest only payments; coupon rate of 0.70% above the six-month JPY LIBOR rate	653,125
Original Discount on Westinghouse JPY-Denominated Bonds	(30,535)

Total long-term portion of debt	$1,049,465

Shaw has entered into an interest rate swap agreement in the aggregate notional amount of 78 billion JPY. We designated the swap as a hedge against changes in cash flows attributable to changes in the benchmark interest rate. Under the agreement, we will make fixed interest payments at a rate of 2.398%, and we will receive a variable interest payment equal to the six-month JPY London Interbank Offered Rate, (“LIBOR”) plus a fixed margin of 0.7%.

Although not included in these pro formas, changes in the fair value of the Westinghouse JPY-Denominated Bonds due to the foreign currency translation between the Yen and U.S. Dollar as of September 1, 2005 (0.009033) and as of August 31, 2006 (0.008556) would have resulted in an unrealized gain of $60.3 million as of August 31, 2006.

(i)	To record 12-months interest expense (using the straight-line method) on the 2.20% fixed-rate and floating rate (at 2.398% fixed rate reflecting the swap) tranches of the Bonds maturing March 15, 2013 for the assumed period outstanding during the fiscal year ended August 31, 2006 using the historical average exchange rates.

(j)	To record additional interest expense for the estimated annual bond discount accretion of 0.6B JPY, using the average translation rate of 0.00852.

(k)	Amortization for 12 months (using the straight-line method) of the approximately $11.0 million in deferred financing costs associated with the issuance of the JPY-Denominated Bonds to fund our 20% equity investment in Westinghouse.

(l)	To record amortization for 12 months using the straight-line method of the Put Option over its contractual term, approximately six years.

(m)	To record amortization for 12 months using the straight-line method of the Commercial Relationship Agreement over its contractual term, approximately six years.

(n)	To record additional estimated annual tax benefit for the fiscal year ended August 31, 2006 on our estimated additional expenses incurred associated with the issuance of the Westinghouse JPY-Denominated Bonds and assets acquired other than the 20% equity investment in Westinghouse.

Our historical effective tax rate for the twelve months ended August 31, 2006 was 23.0%, however, the pro forma effective tax rate at which we were able to provide income tax benefits related to estimated additional expenses associated with the Westinghouse JPY-Denominated Bonds and other assets decreased. The associated deferred tax asset on the Put Option is characterized as a capital loss for tax purposes, and because we do not believe we will generate sufficient capital gains to offset the capital losses at this time, we have recorded a valuation allowance for the entire amount. The Commercial Relationship Agreement may not be deductible as a Section 197 intangible asset, therefore, we have recorded a valuation allowance for the entire amount. The tax benefit, net of valuation allowance, is calculated as follows (in thousands, except percentages).

Loss from continuing operations	$(90,808)
Shaw Group marginal tax rate	39.4%
Tax benefit before valuation allowance	(35,778)
Less: Valuation allowance on amortization of Put Option ($45,467 x 39.4%)	17,914
Valuation allowance on amortization of Commercial Relationship Agreement ($12,827 x 39.4%)	5,053

Adjusted tax benefit	$(12,811)

(o)	To record our 20% share of the results of operations of Westinghouse for the trailing twelve-month period ended September 30, 2006 from our investment in Westinghouse using the equity method of accounting (in millions) using the average exchange rate for the year ended August 31, 2006.

	Combined income (loss) from continuing operations in accordance with US GAAP for the
	(in UK Pounds Sterling)	(in U.S. Dollars)
Year ended March 31, 2006	£(15)	$(28.4)
Less: Six-month period ended September 30, 2005	(12)	(22.7)

Six month period ended March 31, 2006	(3)	(5.7)
Plus: Six-month period ended September 30, 2006	13	24.6

Twelve months ended September 30, 2006	£10	$18.9

In the Westinghouse Group acquisitions part of the purchase price above book value of Westinghouse Group was allocated to certain tangible and intangible assets. The following table details the values pushed down to intangible assets as of September 30, 2006 (in billions, except years).

	Estimated Useful Lives	Historical Cost	Fair Value
Contracted customer relationships	5 -25 years	$0.2	$—
Non-contracted customer relationships	25 years	—	0.2
Developed technology	5 -25 years	0.3	1.4
IPR&D (a)	—	—	—	(a)
Brand name	Indefinite	0.1	0.4
Goodwill	N/A	0.8	2.9

Total		$1.4	$4.9

(a)	Based upon an independent analysis, the fair value of In Process Research and Development (IPR&D) was zero.

The following table details the values pushed down to tangible assets as of September 30, 2006 (in millions, except years).

	Estimated Useful Lives	Historical Cost	Fair Value
Land	N/A	$5.4	$17.2
Leasehold improvements	9.9 - 24.9	4.9	6.5
Land improvements	5.6 - 6.1	1.9	2.7
Buildings	17.5 -27.9	86.2	138.4
Office furniture and fixtures	3.2 - 3.7	17.0	17.9
Transportation equipment	2 - 2.6	0.3	2.2
Machinery and equipment	7.2 - 9.8	174.8	213.1
Construction in progress	N/A	54.6	54.6

Total		$345.1	$452.6

The following table shows the adjustments to Westinghouse combined income (loss) from continuing operations in accordance with US GAAP for the twelve months ended September 30, 2006 due to the incremental amortization and depreciation expense based on the values of the purchase price above book value pushed down and allocated to certain tangible and intangible assets in the Westinghouse Group acquisition (in millions, except percentages) using the exchange rates for the year ended August 31, 2006.

Combined income (loss) from continuing operations in accordance with US GAAP for the trailing twelve months ended September 30, 2006	$18.9
Purchase price adjustments:
Incremental amortization expense of intangible assets due to write-up to fair value, net of provision for income taxes at 30%	(21.1)
Reduction in depreciation expense due to change in fair value and remaining useful lives of tangible assets, net of provision for income taxes at 30%	3.5

100% Westinghouse Combined net income (loss) in accordance with US GAAP for the trailing twelve months ended September 30, 2006, as adjusted	$1.3

Shaw ownership interest in Westinghouse net income	20%
Shaw equity in Westinghouse net income (loss), before provision (benefit) for income taxes	0.3
Less: Provisions (benefit) for income taxes on Westinghouse income (@39.4%)	0.1

Shaw equity in Westinghouse income (loss), net of provision (benefit) for income taxes	$0.2